Exhibit 99.1

Stereotaxis Reports 2025 First Quarter Financial Results

St. Louis, MO, May 12, 2025 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the first quarter ended March 31, 2025.

“We’ve started the year with solid execution on key commercial and innovation efforts,” said David Fischel, Chairman and CEO. “This is a milestone rich year in which we are beginning to demonstrate the tangible reality and commercial impact of our comprehensive innovation strategy.”

“Key commercial advances include recurring revenue growth, initial commercialization of MAGiC in Europe, successful demonstrations of GenesisX as a rapidly-installed and fully-capable robot at major global conferences, and our first GenesisX order. Successful demonstrations of GenesisX at the recent EHRA and HRS conferences give us confidence in significant adoption pending regulatory availability in the United States and following successful installation of the first clinical system this summer. While initiating commercialization of GenesisX, we continue to advance a robust pipeline for Genesis and were pleased to receive an additional Genesis order in the first quarter.”

“We are advancing multiple development and regulatory efforts in parallel, with six active regulatory reviews ongoing and preparations for additional near-term regulatory submissions. Regulatory reviews continue with approval timelines remaining consistent with previous expectations. This year we will demonstrate the tangible reality of our overall strategic transformation into a company with an easily adopted robot that can navigate a proprietary set of catheters in EP and broadly across endovascular procedures. These milestones will increasingly contribute to commercial results as we progress through the year and set us up for breakout growth as we look towards 2026.”

2025 First Quarter Financial Results

Revenue for the first quarter of 2025 totaled $7.5 million, a 9% increase compared to $6.9 million in the prior year first quarter. System revenue for the first quarter was $2.0 million, compared to $2.6 million in the prior year first quarter, reflecting revenue recognition on the installation of a Genesis system. Recurring revenue was $5.5 million, growing 29% compared to $4.3 million in the prior year first quarter, predominantly reflecting contributions of Map-iT catheter revenue.

Gross margin for the first quarter was 54% of revenue. Recurring revenue gross margin was 68% and system gross margin was 15%. Gross margins remain impacted by acquisition-related accounting that temporarily reduces disposable margin and by fixed overhead allocated over low system production levels.

Operating expenses in the first quarter of $10.0 million include $3.2 million of non-cash charges for stock compensation expense, acquisition related contingent earnout consideration and amortization of acquired intangible assets. Excluding these non-cash charges, adjusted operating expenses in the quarter were $6.8 million, compared to $6.1 million for adjusted operating expenses in the prior year first quarter. Increased operating expenses are primarily related to additional expenses from the operations of Access Point Technologies.

Operating loss and net loss in the first quarter of 2025 were ($5.9) million and ($5.8) million, respectively, compared to ($4.7) million and ($4.5) million in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash charges, were ($2.7) million and ($2.6) million, respectively, compared to ($2.2) million and ($1.9) million in the previous year. Negative free cash flow for the first quarter was ($1.8) million, compared to ($2.3) million in the previous year.

Cash Balance and Liquidity

At March 31, 2025, Stereotaxis had cash and cash equivalents of $10.7 million and no debt.

Forward Looking Expectations

Stereotaxis reiterates its expectation of double-digit revenue growth for the full year 2025, with system revenue of $2-3 million per quarter and recurring revenue scaling throughout the year to $7 million in the fourth quarter. These revenue expectations assume only modest contributions from GenesisX in Europe and no system revenue from China. Anticipated regulatory milestones and initial commercial launches in 2025 support substantial growth in 2026.

Growing recurring revenue and stable operating expenses support Stereotaxis’ expectation for reduced cash use in 2025 compared to 2024. Stereotaxis expects its balance sheet to allow it to advance its transformative product ecosystem to market, fund its commercialization, and profitably grow.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 12, 2025, at 4:30 p.m. Eastern Time. To access the conference call, dial 800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 4794777. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions, including tariffs, on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, statements relating to our recent acquisition of APT, including any benefits expected from the acquisition, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended March 31,
	2025	2024

Revenue:
Systems	$1,964	$2,612
Disposables, service and accessories	5,508	4,268
Total revenue	7,472	6,880

Cost of revenue:
Systems	1,667	1,900
Disposables, service and accessories	1,741	1,014
Total cost of revenue	3,408	2,914

Gross margin	4,064	3,966

Operating expenses:
Research and development	2,350	2,243
Sales and marketing	3,148	3,003
General and administrative	4,495	3,466
Total operating expenses	9,993	8,712
Operating loss	(5,929)	(4,746)

Interest income, net	106	239
Net loss	$(5,823)	$(4,507)
Cumulative dividend on convertible preferred stock	(314)	(331)
Net loss attributable to common stockholders	$(6,137)	$(4,838)

Net loss per share attributed to common stockholders:
Basic	$(0.07)	$(0.06)

Diluted	$(0.07)	$(0.06)

Weighted average number of common shares and equivalents:
Basic	87,769,366	83,476,498

Diluted	87,769,366	83,476,498

STEREOTAXIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,601	$12,217
Restricted cash - current	88	219
Accounts receivable, net of allowance of $556 and $582 at 2025 and 2024, respectively	4,324	3,824
Inventories, net	9,812	8,331
Prepaid expenses and other current assets	1,088	1,848
Total current assets	25,913	26,439
Property and equipment, net	3,441	3,573
Goodwill	3,764	3,764
Intangible assets	7,144	7,358
Operating lease right-of-use assets	5,345	5,483
Prepaid and other non-current assets	98	107
Total assets	$45,705	$46,724

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,544	$5,668
Accrued liabilities	2,926	2,922
Deferred revenue	8,163	6,804
Current contingent consideration	6,008	5,638
Current portion of operating lease liabilities	588	570
Total current liabilities	24,229	21,602
Long-term deferred revenue	1,698	2,064
Long-term contingent consideration	6,258	6,126
Operating lease liabilities	5,280	5,436
Other liabilities	64	64
Total liabilities	37,529	35,292

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 10,000,000 shares authorized, 21,233 and 21,458 shares outstanding at 2025 and 2024, respectively	5,296	5,352
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 85,983,677 and 85,326,557 shares issued at 2025 and 2024, respectively	86	85
Additional paid-in capital	570,548	567,926
Treasury stock, 4,015 shares at 2025 and 2024	(206)	(206)
Accumulated deficit	(567,548)	(561,725)
Total stockholders’ equity	2,880	6,080
Total liabilities and stockholders’ equity	$45,705	$46,724